November 11, 1998



Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders of Webco Industries, Inc. to be held on Wednesday, December 2, 1998 at 3:00 p.m. (Central Standard Time), at 9101 West 21st Street, Sand Springs, Oklahoma.

Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.



                                       Sincerely,

                                       F. William Weber
                                       Chairman

                           WEBCO INDUSTRIES, INC.
                            9101 West 21st Street
                        Sand Springs, Oklahoma 74063


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                       To be held December 2, 1998






     Notice is hereby given that the Annual Meeting of Stockholders of Webco Industries, Inc. (the "Company") will be held at 9101 West 21st Street, Sand Springs, Oklahoma on Wednesday, December 2, 1998 at 3:00 p.m. (Central Standard Time) for the following purposes:

1. to elect two directors of the Company;

2. to consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants of the Company;

3. to consider and act upon a proposal to increase the number of shares available for grant under the Company's 1994 Stock Incentive Plan by 300,000 shares; and

4. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on October 31, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


By order of the Board of Directors,



                                     MICHAEL P. HOWARD,
                                     Assistant Secretary

November 11, 1998

                           WEBCO INDUSTRIES, INC.
                            9101 West 21st Street
                       Sand Springs, Oklahoma 74063

                             PROXY STATEMENT

                     ANNUAL MEETING OF STOCKHOLDERS
                             December 2, 1998

     This Proxy Statement is furnished to the stockholders of Webco Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 2, 1998 at the offices of the Company at 9101West 21st Street, Sand Springs, Oklahoma at 3:00 p.m. (central standard time), and any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 11, 1998.

     Only stockholders of record at the close of business on October 31, 1998, the record date for the meeting will be entitled to notice of and to vote at the meeting. On the record date the Company had outstanding 7,169,000 shares of common stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Company entitled to vote at the stockholders meeting. Each share of Common Stock is entitled to vote one vote. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting, and abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a particular matter, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote FOR the election of the nominees for director listed herein, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants of the Company for the current year and FOR the increase in the number of shares available for grant under the Company's 1994 Stock Incentive Plan. Directors are elected by plurality vote (i.e., the nominee receiving the highest number of affirmative votes of the shares voting for the board seat under consideration will be elected). The ratification of the re-appointment of PricewaterhouseCoopers LLP and the increase in the number of shares under the 1994 Stock Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock voting on the proposal. Abstentions and broker non-votes will not be counted as votes cast on any matter to which they relate.

     The Board of Directors does not know of any other matter that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the pers6ns named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless, at any time prior to voting of the proxy, the stockholder so attending the meeting notifies the Secretary of the Company, in writing, of his or her withdrawal of the proxy.

     The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses.

Security Holdings of Principal Stockholders, Directors and Executive Officers

     The table below sets forth the beneficial ownership of the Common Stock as of July 31, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of the Company, including the executive officers named in the "Summary Compensation Table" below, and (iv) all directors and executive officers of the Company as a group.


                                                 Amount and Nature
                                                   of Beneficial       Percent
Name                  Position                      Ownership         of  Class

F. William Weber    Chairman of the Board and Chief   2,054,861 (1)      28.7%
                    Executive Officer

Dana S. Weber       Vice Chairman of the Board,         796,213 (3)      11.2
                    President, Chief Operating Officer

Kimberly A.W. Frank Assistant Secretary                 391,070 (1)       5.5

Robert N. Pressly   Vice President and General Manager- 415,000 (5)       5.8
                    QuikWater Division

Christopher L.      Director and President of           415,000 (5)       5.8
     Kowalski       Phillips & Johnston, Inc.

Wellington Management                                   359,700 (4)       5.7
     Company, LLP

Kenneth E. Case     Director                              7,500 (2)         *

Neven C. Hulsey     Director                              9,000 (2)         *

Frederick C. Ermel  Director                             16,000 (2)         *

H. Lee Beard        Chief Information Officer,           68,628 (2)       1.0
                    Vice President - Management
                    Systems

David E. Boyer      Vice President - Sales & Marketing, 107,249 (2)       1.5
                    and Secretary

Michael P. Howard   Chief Financial Officer, Vice        34,886 (2)         *
                    President - Finance and Administration,
                    Treasurer and Assistant Secretary

Stuart D. Keeton    Vice President and General Manager - 15,745 (2)         *
                    Stainless Products Division

Thomas M. Lewis     Vice President and General Manager - 86,555 (2)       1.2
                    Oil City Division

William F. Obermark Vice President and General Manager - 96,001 (2)       1.3
                    Southwest Tube Division

Thomas M. Willey     Vice President -                    30,701 (2)         *
                     Materials Management

All directors and executive                           4,813,791 (3)      63.5
officers of the Company as a
group (fifteen persons)

*   -   Less than 1%

(1) F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the "Weber Family") each hold his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank) may be deemed to be a "group," as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family do not include shares as to which beneficial ownership is disclaimed as aforesaid). In addition, members of the Weber Family disclaim beneficial ownership of certain shares included in those shown for them in the table, as follows: Mr. and Mrs. F. William Weber disclaim beneficial ownership of 262,648 shares held in an irrevocable trust, of which they are the trustees, for the benefit of Ashley R. Weber; Dana S. Weber disclaims beneficial ownership of 2,000 shares held in an irrevocable trust, of which she is the trustee, for the benefit of the children of Kimberly A.W. Frank; and Kimberly A.W. Frank disclaims beneficial ownership of 1,000 shares held in an irrevocable trust, of which she is a co-trustee, for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2) Includes shares of Common Stock that directors and executive officers had the right to acquire on September 30, 1998 as follows: Dana S. Weber, 6,400; Dr. Kenneth E. Case, 7,500; Neven C. Hulsey, 9,000; Frederick C. Ermel, 9,000;
H. Lee Beard, 11,200; David E. Boyer, 11,200; Michael P. Howard, 4,000; Stuart
D. Keeton, 11,200; Thomas M. Lewis, 11,200; William F. Obermark, 11,200; and Thomas M. Willey, 11,200.

(3) See Footnotes (1) and (2) above.

(4) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended. As of June 30, 1998 WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 359,700 shares of Common Stock of Webco Industries, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. WMC is not the owner of record of such shares and disclaims any pecuniary interest (as defined in Rule 16a-1(a) of the Securities and Exchange Act of 1934) in such shares. As of June 30, 1998, WMC had voting power and / or dispositive power as follows:

Sole Voting Power:                             0     shares
Shared Voting Power:                      99,700     shares
Sole Dispositive Power:                        0     shares
Shared Dispositive Power:                 59,700     shares

     The address of WMC is 75 State Street, Boston, Massachusetts 02109.

(5) The address of Robert N. Pressly and Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

                            ELECTION OF DIRECTORS


     The Board of Directors is presently composed of six members, four of whose terms as directors continue past the date of the Annual Meeting. At the Annual Meeting two directors are to be elected, and they are to hold office for a three-year term and until their successor has been elected and qualified. If the nominees should become unavailable for any reason, which is not anticipated, the proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors prior to or at the meeting, for a motion to reduce the membership of the Board of Directors to the number of remaining directors. The nominees for director will be elected by a plurality of the votes cast (i.e. the nominee for the board seat being considered receiving the highest number of affirmative votes of the shares voting will be elected).

Nominees for Election at the Annual Meeting

Name                          Age  Positions with Company             Director
                                                                       Since
Frederick C. Ermel            55   Director                             1993
Dr. Kenneth E. Case           54   Director                             1995

Directors Whose Terms Continue

Name                         Age   Positions with Company             Director
                                                                       Since
F. William Weber              72   Chairman of the Board and Chief      1969
                                      Executive Officer
Dana S. Weber                 40   Vice Chairman of the Board,          1990
                                      President and Chief Operating
                                      Officer
Neven C. Hulsey               64   Director                             1993
Christopher L. Kowalski       45   Director, President of Phillips &    1998
                                      Johnston, Inc.

Executive Officers who are not Directors

Name                         Age   Positions with Company             Officer
                                                                       Since
H. Lee Beard                  56   Chief Information Officer and Vice   1987
                                      President - Management Systems
David E. Boyer                38   Vice President - Sales and           1992
                                      Marketing, and Secretary
Michael P. Howard             34   Chief Financial Officer,             1997
                                      Vice President -
                                      Finance and Administration,
                                      and Treasurer
Stuart D. Keeton              40   Vice President and General Manager-  1995
                                      Stainless Products Division
Thomas M. Lewis               63   Vice President and General Manager-  1984
                                      Oil City Division
Robert N. Pressly             62   Vice President and General Manager-  1998
                                      QuikWater Division
William F. Obermark           57   Vice President and General Manager-  1984
                                      Southwest Tube Division
Thomas M. Willey              55   Vice President - Materials           1995
                                      Management

     Frederick C. Ermel has been a director of the Company since November 1993. Mr. Ermel's term as a director of the Company expires in February 1999. Mr. Ermel has been a private investor and the founder, President, and sole stockholder of Carreden Group, Inc., an investment banking firm and registered broker-dealer, since September 1990. From March 1986 to September 1990, Mr. Ermel was a Managing Director of Paine Weber, Inc., a brokerage and investment banking firm.

     Dr. Kenneth E. Case has been a director of the Company since July 1995, when he was designated by the Board of Directors to fill a vacancy on the Board. Dr. Case's term as a director of the Company expires in February 1999. Dr. Case has been a Regents Professor of Industrial Engineering and Management at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His specialties include quality and reliability engineering, economic analysis and production planning and control. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering, considered among the highest professional distinctions accorded an engineer, and a Fellow of the Institute of Industrial Engineers and the American Society for Quality Control. Dr. Case has also been project director on over twenty sponsored research projects and has published over 90 articles and co-authored three books.

     F. William Weber is Chairman of the Board and Chief Executive Officer of the Company, positions he has held with the Company or its predecessors since founding the Company in 1969. Mr. Weber's term as a director of the Company expires in December 1999. Mr. Weber also serves on the Advisory Board of Selco Industries Corporation, Inc., a privately-held manufacturer of promotional timepieces, and is Chairman of the Board of Custom Containers International ("C-CAM"), a company owned by the Weber Family which manufactures intermodal tank containers, and Diversified Plastics, Inc. ("Diversified"), a company owned by F. William Weber which primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified.

     Dana S. Weber became President of the Company in June 1995, and is also Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber was the acting Chief Financial Officer of the Company from August 1994 to July 1995. Ms. Weber's term as a director of the Company expires in December 1999. Ms. Weber served as Chief Financial Officer and Treasurer of the Company from 1986 to June 1990. Ms. Weber has been with the Company or its predecessors in various positions since 1977. Ms. Weber also serves on the Board of C-CAM and has not been actively involved in the day-to-day operations of C-CAM since March 1, 1994. Ms. Weber is the daughter of F. William Weber.

     Neven C. Hulsey has been a director of the Company since December 1993, and his term will expire in December 2000. In January 1997, Mr. Hulsey became an Associate of Eaglestone Capital, a Director of Baron Industries, and a Director and Chairman of the Board of the Earle M. Jorgensen Company ("Jorgensen"), the largest independent distributor of metal products in the United States. From May 1990 until January 1997, Mr. Hulsey was a director and President and Chief Executive Officer of Jorgensen as well as the Earle M. Jorgensen Holding Company, Inc., the parent of Jorgensen. From 1984 to May 1990, Mr. Hulsey was Chairman of the Board, President, and Chief Executive Officer, of Kilsby-Roberts Holding Co., a predecessor of Jorgensen. Jorgensen is one of the largest customers of the Company. Mr. Hulsey is a director of International House of Pancakes, Inc., and has been since August 1987. In September 1997, he became an Advisor of the University of Pacific's Business Advisory Board. As of November 1996, Mr. Hulsey completed a five-year term as a Regent of the University of the Pacific, as well as a Director of the Steel & Aluminum Industry and the National Association of Aluminum Distributors.

     Christopher L. Kowalski joined the Company and was elected to fill a vacancy on the board of directors effective with the closing of the merger
between the Company and Phillips & Johnston, Inc. on June 29, 1998.   Mr.
Kowalski was a 50% owner of P&J prior to the merger. Mr. Kowalski joined P&J in 1975 and has served as its president since 1986. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

     H. Lee Beard is Vice President of Management Systems and has been with the Company since November 1987. Mr. Beard has been in the specialty tubing industry since 1979. Mr. Beard was the Chief Executive Officer of C-CAM from April 1989 to January 1990.

     David E. Boyer is Vice President of Sales and Marketing and has held that position since July 1992. Mr. Boyer became Secretary of the Company in November 1993. Mr. Boyer previously served as General Manager-Stainless Division from June 1991 to July 1992; as Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with the Company since 1984.

     Michael P. Howard joined the Company as Chief Financial Officer and Vice President of Finance and Administration in January, 1997. Prior to joining the Company, Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games Inc. from January 1996 to January From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on the Company's audit during four years of that period.

     Stuart D. Keeton has been Vice President and General Manager of Stainless Products since November 1995. Mr. Keeton had previously been General Manager-Stainless from July 1992 to November 1995, and has been with the Company in various positions since December 1980.

     Thomas M. Lewis has been Vice President and General Manager of Oil City Division since November 1995. Mr. Lewis was previously Vice President of Operations and has held similar positions with the Company since 1982.

     Robert N. Pressly joined the Company in June 1998 as Vice President and General Manager of the QuikWater Division. Prior to joining the Company, Mr. Pressly was Chief Operating Officer of Phillips & Johnston, Inc., of which he owned 50% of the outstanding stock. Prior to joining P&J in 1987, Mr. Pressly served as the Vice President - Sales and Marketing of Webco, a position he had held since 1971. Prior to his employment with Webco, Mr. Pressly was a Regional Sales Manger for Lone Star Steel

     William F. Obermark has been Vice President and General Manager of Southwest Tube Division since November 1995. Mr. Obermark previously was Vice President of Engineering, a position he had held with the Company since June 1984. Mr. Obermark has been with the Company in various positions since 1980, and has been in the specialty tubing industry since 1969.

     Thomas M. Willey has been Vice President of Materials Management since March 1995. Mr. Willey has been with the Company in various purchasing and materials acquisition and management positions since May 1980.

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that one class shall be elected each year and serve for a three-year term. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

Meetings of Board of Directors

     During the fiscal year ended July 31, 1998, the Board of Directors held four meetings. During that period no Director attended fewer than 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during the period that he served on such Committees.

Board Committees Meetings and Membership

     The Company has an Audit Committee of the Board of Directors, whose members are Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey, and a Compensation Committee whose members are F. William Weber, Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey.

     The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Company's 1994 Stock Incentive Plan. The Audit Committee held two meetings in fiscal 1998, and the Compensation Committee held three meetings in fiscal 1998.

Directors' Compensation

     Pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), each director who is not an employee of the Company receives an initial grant (either on the date the Plan was adopted or on the date such person first becomes a director) of options to purchase 3,000 shares of Common Stock. Thereafter, each outside director, on January 1 of each year, will receive options to purchase 1,500 shares of Common Stock. All such options will be exercisable at the fair market value at date of grant, commencing six months after the date of grant. In fiscal 1998, each of Messrs. Case, Ermel and Hulsey received options to purchase 1,500 shares of Common Stock at a price of $7.00 per share. Outside directors who are not members of the Compensation Committee are also eligible for discretionary grants under the Plan. In addition, directors of the Company who are not employees receive directors' fees of $10,000 per year and $1,500 for each Board meeting or committee meeting attended in person ($2,000 if such director is the Chairman of the Board or the committee) and $500 (or $1,000, for the Chairman) for each meeting attended by telephone. Outside directors also receive reimbursement of all out-of-pocket expenses related to meetings attended. Officers of the Company who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of the Company.

           RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent certified public accountants, to audit the books and records of the Company for fiscal year 1999.

     Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

         APPROVAL OF INCREASE IN NUMBER OF SHARES AVAILABLE UNDER THE
                         1994 STOCK INCENTIVE PLAN


The Company's 1994 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders in January 1994. Prior to the proposed increase, a total of 550,000 shares of Common Stock were reserved for issuance under the Plan. In March 1998, the Board of Directors approved an increase to 850,000 in the number of shares of Common Stock reserved for issuance under the Plan, subject however to an approval of the increase by the stockholders of the Company.

The Board of Directors believes that the increase in the number of shares available under the Plan is in the best interests of the Company. An adequate reserve of shares is important to the Company in order to enable the Company to compete successfully with other companies to attract and retain valuable employees.

THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN.

A summary of the principal terms of the Plan is attached hereto as Appendix A.

As of July 31, 1998, options to purchase 514,500 shares of Common Stock were outstanding under the Plan, of which options to purchase an aggregate of 239,500 shares of Common Stock had been granted to 11 officers and directors of the Company as a group. See "Executive Compensation and Other Information
- Stock Options" for additional information regarding options granted under the Plan.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth the cash compensation paid or accrued by the Company for services rendered during fiscal 1998 to the Company's Chief Executive Officer and the only other executive officers of the Company whose compensation exceeded $100,000 (the "Named Executive Officers").

                            SUMMARY COMPENSATION TABLE
                               Annual Compensation
                                                            Other Annual
Name and Principal Position           Year   Salary      Bonus    Compensation

F. William Weber                      1996 $ 377,722  $    -     $ 48,440 (1)
     Chairman of the Board and Chief  1997   445,661       -          -
     Executive Officer                1998   425,433    57,000 (5)    -

Dana S. Weber                         1995 $ 205,784  $    -     $    947 (2)
     Vice Chairman of the Board,      1996   218,930       -        1,342 (2)
     President and Chief              1997   252,518    20,000      9,600 (3)
     Operating Officer

David E. Boyer                        1996 $  90,455  $    -     $    -
     Vice President - Sales and       1997    90,744       -          -
     Marketing, Treasurer             1998   106,942       -       20,000 (3)

Michael P. Howard                     1996 $     -    $    -     $    -
     Vice President - Finance &       1997    52,821       -          -
     Admin., -Treasurer and           1998   116,650 (4)   -        9,000 (3)
     Chief Financial Officer


(1) In 1996 the Company reimbursed Mr. Weber, on an after tax basis, for the cost of certain life insurance policies. The policies are now owned by Mr. Weber's children (or trusts established by them), who are also the beneficiaries. In 1997, the policy cost was incorporated into Mr. Weber's salary.
(2) Represents the aggregate amount paid by the Company for life insurance policies.
(3) Represents amounts paid by the Company for the person's benefit in respect of deferred compensation plans maintained for certain of the Company's executives.
(4) Includes $8,400 subsequently repaid to the Company as interest on outstanding advances totaling $147,000, due January 31, 2001.
(5) $125,000 of such bonus to Mr. Weber was paid pursuant to an arrangement whereby the bonus was based on a multiple of a measured increase in the market value of the Company's Common Stock. See "Report of the Compensation Committee".

Employment Agreements and Termination of Employment Arrangements

     Each of F. William Weber and Dana S. Weber is employed pursuant to an agreement which terminates December 31,1999. The agreements provide for a base salary of $422,706 for Mr. Weber and $225,000 for Ms. Weber, subject to such increases as may be approved by the Compensation Committee, and the use of an automobile. Mr. Weber will also receive reimbursement annually for the cost of certain life insurance policies, and the Company will pay the cost of life insurance policies for Ms. Weber, as described in the footnotes to the Summary Compensation Table above. Upon the occurrence of a "change in control," each of Mr. Weber and Ms. Weber will be entitled to receive an amount equal to three times the sum of his or her base salary plus the highest bonus paid to him or her in the prior three years (plus such amount as is necessary so that such payment is received net of any special or excise taxes), payable at such person's option in either a lump-sum or over three years with interest. A "change in control" is generally defined in the agreements to have occurred if
(i) the Company consummates a merger in which the Company is not the surviving corporation or in which shares of Common Stock are converted into other property, other than a merger in which the holders of the Common Stock immediately prior to such merger have substantially the same proportionate ownership of Common Stock of the corporation surviving such merger, (ii) the Company sells, leases, exchanges, or transfers (in one or a series of related transactions) all or substantially all of its assets, (iii) the Company's stockholders approve a liquidation or dissolution of the Company, (iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan sponsored by the Company, becomes the beneficial owner of either
(A) 51% of the Common Stock or (B) a greater percentage of the Common Stock that is held by the Weber Family, or (v) at any time during two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute at least a majority thereof, unless the election or nomination of each new director during such two-year period was approved by at least two-thirds of the directors then in office who were directors at the beginning of such two-year period.

Stock Options

The following table summarizes individual grants of options made during fiscal year 1998 to each of the Named Executive Officers:

                           Individual Option Grants in Last Fiscal Year

                  Number of    % of Total                                  Potential Realized
                 Securities     Options                                     Value at Assumed
                 Underlying    Granted to                                  Annual Rate of Stock
                   Options      Employees     Exercise Vesting Expiration   Price Appreciation
Name               Granted     in Fiscal Year   Price    Date                 for Option Term
                                                                                5%     10%
F. William Weber        -            -            -         -         -           -       -
Dana S. Weber           -            -            -         -         -           -       -
David E. Boyer       6,000         3.2          7.25        5     12-01-07     23,983  59,071
Michael P. Howard    6,000         3.2          7.25        5     12-01-07     23,983  59,071

     The following table shows the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of July 31, 1998. Also reported are the values for "in the money" options which represent positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Common Stock.

                         Aggregated Option Exercises in 1998
                          and Fiscal Year-End Option Values
                                           Number of Securities       Value of Unexercised
                       Number of            Underlying Unexercised     Options at In-the-Money
                  Securities Underlying        Options at Fiscal           Options at Fiscal
                        Options                   Year-End ($ )               Year-End( #)

                                Value
Name              Exercised(#) Realized($) Exercisable Unexercisable  Exercisable Unexercisable
F. William Weber      -          -             -             -        $   -       $     -
Dana S. Weber         -          -           6,400        25,600         6,900       27,500
David E. Boyer        -          -          11,200        14,800        14,900       15,500
Michael P. Howard     -          -           4,000        22,000        10,300       44,400


Report of the Compensation Committee

     The Compensation Committee (the "Committee") of the Board of Directors is comprised of Directors who are not officers or employees of the Company, and the Chief Executive Officer. The Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation and benefits of the Company's management personnel.

     As discussed under "Employment Agreements and Termination of Employment
Arrangements," the Company entered into employment agreements with F. William
Weber, the Company's Chief Executive Officer, and Dana S Weber, the Company's
Chief Operating Officer. Because salary of Mr. Weber during fiscal 1998 has been solely pursuant to his employment agreement and the Committee authorized no discretionary increase in salary, the Committee has not formulated specific policies concerning compensation of the Chief Executive Officer. Based upon its review of the relationship between the salaries of Chief Executive
Officers and Chief Operating Officers in comparable companies, the Compensation Committee has established a salary policy for the Chief Operating
Officer whereby the base salary for that position is approximately 60% of the base salary of the Chief Executive Officer.

     While decisions regarding salary levels for management personnel, other than the Chief Executive Officer and Chief Operating Officer, are determined by the Chief Executive Officer and the Chief Operating Officer (subject to review by the Committee), the Committee has established general policies designed to enable the Company to reward qualified management personnel and to provide longer term incentives. The Committee's philosophy is that the Company's goals are more likely to be achieved if final compensation is tied to the Company's performance during the year, and that long term stock options are longer term incentives that are closely aligned with shareholder return.
In fiscal 1998, 225,000 new options were granted to 284 employees and management personnel, as authorized by the Compensation Committee. The specific number of options granted was commensurate with the degree of responsibility of the grantee's position and the length of the grantee's employment. No options have been granted to the Chief Executive Officer.

     The Committee has approved supplemental compensation plans for the Chief
Executive Officer, Chief Operating Officer and other senior management personnel.

     In order to incent the CEO and COO to operate the Company such that long-term shareholder value is maximized, the Committee awards an annual bonus to the CEO and COO that is equal to the increase in the market value of the
Company's Common Stock at a measurement date over an established bonus base stock price times a multiple established by the Committee.  The measurement date has been established as two weeks after the Company's fourth fiscal quarter earnings release and the bonus base stock price is typically the market value of the Company's Common Stock on the date the bonus multiple is set by the Committee.  Upon payment of a bonus under the plan, the bonus base stock price changes to the stock price upon which the payment was made.
Reductions in the bonus base stock price are not made during the measurement
period for subsequent decreases in stock price.   In 1997, the Committee
established a bonus for the CEO on the above terms with a bonus multiple of
50,000 and a bonus base stock price of $5.75.  In 1998, $125,000 was paid to the CEO as a bonus on the 1997 multiple and the bonus base stock price was increased to $8.25.  In 1998, the Committee established an additional bonus for the CEO and an initial bonus for the COO with multiples of 16,000 and
10,000, respectively, each having a bonus base stock price of $7.25.  No bonus was paid on any of the multiples based on the market price of the Company's stock two weeks after the 1998 fourth fiscal quarter earnings release and there was no change to the bonus base stock price of any of the awards.

     The Committee has approved a bonus compensation plan for the senior staff, including the CEO and COO, that is intended to reward participants for attaining budgetary goals that are established by the Company and approved by the Committee. The plan is designed to pay a target bonus if such budgetary goals are attained and increases or decreases the bonus amount at an accelerated rate if such budgetary goals are exceeded or under-achieved, respectively. In certain circumstances, the Company deposits all or part of any such bonuses to a deferred compensation plan maintained by the Company for the benefit of certain of the Company's executives.


                   MEMBERS OF COMPENSATION COMMITTEE

                             F. William Weber
                           Dr. Kenneth E. Case
                            Frederick C. Ermel
                              Neven C. Hulsey


Compensation Committee Interlocks and Insider Participation in Compensation
Decisions

     The Compensation Committee of the Company's Board of Directors is comprised of Messrs. Weber, Ermel, Hulsey and Case. Mr. Weber is the Chairman of the Board and Chief Executive Officer of the Company. There are no compensation committee interlocks. See "Certain Relationships and Related
Transactions."

Stock Price Performance Graph

     The following graph compares on a cumulative basis the percentage change, since the Company's initial public offering in February 1994, in the total shareholder return on the Company's Common Stock, with (a) the total return or the AMEX Market Value Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the
"Peer Group"). The Peer Group consists of Huntco Inc., Maverick Tube
Corporation, Quanex Corporation, Steel Technologies, Inc. Lone Star
Technologies, and Synalloy Corporation. This represents a change from the peer group identified in the prior year by the deletion of Consolidated Stainless, Inc. as a result of its bankruptcy during 1998. The Company believes the amended peer group better reflects companies related to the Company's industry. The graph assumes (i) investment of $l00 on February 8, 1994 in the Company's Common Stock, the AMEX Market Value Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.


          Webco Industries,Inc.     Peer Group     American Stock Exhcange

2/08/94          100.00                100.00              100.00
7/29/94           95.31                 90.79               88.12
7/31/95           40.63                 94.78              106.87
7/31/96           35.94                 96.40              109.38
7/31/97           42.97                174.46              130.00
7/31/98           48.83                102.43              141.89


Compliance with Section l6(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10 percent of the Common
Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange
Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in fiscal 1998, except that as a result of an oversight as to reporting the grant of a derivative security to Mr. F.
William Weber during 1997 and the reporting of the subsequent payment pursuant to such grant during 1998, Mr. Weber was delinquent in the reporting of one transaction during each of 1997 and 1998. The appropriate reports have been filed to reflect the aforementioned transactions.

Certain Transactions

C-CAM
     The Company paid C-CAM $412,000 in fiscal 1998 pursuant to a contract with C-CAM for certain fabrication activities at market rates and terms for such activities. In addition, the Company had a receivable balance at July 31, 1998 of $500,000 for amounts paid on behalf of C-CAM.

Diversified Plastics. Inc.

     The Company purchases certain specialty packaging and shipping material from Diversified Plastics, Inc., an entity owned by F. William Weber. Payments made by the Company totaled $238,000 in fiscal 1998

Advances to Affiliates

     Mr. F. William Weber, Chairman of the Board and Chief Executive Officer, had an outstanding advance during fiscal 1998 and at July 31, 1998 of $1,200,000. The advance is subject to a three-year note from Mr. Weber, collateralized by certain assets having a current market value at least double the highest outstanding balance advanced pursuant to the note. The note bears interest at the prevailing rate under the Company's Loan Agreement which is payable at maturity of the note on August 15, 1999.

Loan to Officer

     During 1998, the Company advanced $147,000 to Mr. Michael P. Howard. The advance is subject to a three-year note collateralized by certain assets.
Interest at 5.7% is paid currently ($8,400 during fiscal 1998). The note is due on January 31, 2001.

Earle M. Jorgensen Co.

     Mr. Neven C. Hulsey, a director of the Company, is Chairman of the Board of Earle M. Jorgensen Co., the largest independent distributor of metal products in the United States and one of the larger customers of the Company.
Annual sales to this company and its subsidiaries were approximately
$5,281,000 in fiscal 1998 with outstanding receivable balances of approximately $694,000 at July 31, 1998.

                             STOCKHOLDER PROPOSALS

     It is contemplated that the Company's 1999 Annual Meeting of Stockholders will be held on or about December 1, 1999. Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 1999 must submit the same in writing so as to be received at the executive offices of the Company on or before July 1, 1999.
Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.


                                           By Order of the Board of Directors,


                                           MICHAEL P. HOWARD
                                           Assistant Secretary


November 11, 1998

APPENDIX A


            SUMMARY DESCRIPTION OF THE 1994 STOCK INCENTIVE PLAN

General

The Plan is intended to encourage and enable selected management (including directors) and other key employees of and consultants to, the Company to acquire a proprietary interest in the Company through the ownership of Common
Stock.   Such ownership will provide such persons with a more direct stake in the future welfare of the Company and encourage them to remain with the
Company or a parent or subsidiary of the Company.  It is also expected that the Plan will encourage qualified persons to seek and accept employment or other association with the Company or a parent or subsidiary of the Company.

The Plan was adopted by the Board of Directors and stockholders of the Company on January 19, 1994, and initially reserved for issuance 550,000 shares of Common Stock. An amendment to increase the number of shares available under the Plan to 850,000 was approved by the Board of Directors on March 5, 1998, subject to stockholder approval at the Company's next annual meeting of stockholders. The Plan is not qualified under Section 401(a) of the Internal
Revenue Code of 1986 (the "Code"), and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The summary of the Plan set out herein is qualified in its entirety by reference to the Plan, a copy of which is available upon request by any stockholder of the Company.

Shares Subject to the Plan

The securities to be offered under the Plan are authorized but unissued or reacquired shares of Common Stock. The number of shares originally authorized to be issued under the Plan, subject to adjustment as described below, was not to exceed 550,000 shares. On March 5, 1998, the Board of Directors approved an increase in the number of shares subject to the Plan to 850,000 shares, subject to stockholder approval.


Any shares subject to a Plan Award which for any reason terminates, expires, or is forfeited without the delivery to the holder of the Plan Award of shares of Common Stock or other consideration may again be subject to a new Plan
Award, except that shares subject to a restricted stock award that are forfeited after the holder thereof has received dividends or other benefits of ownership (excluding voting rights) shall not thereafter be available for grant pursuant to the Plan. If an option or related stock appreciation right is exercised for shares of Common Stock, the shares covered by such option shall not thereafter be available for grant pursuant to the Plan. Any shares of Common Stock that are used by a recipient as full or partial payment of withholding or other taxes or of the purchase price of shares of Common Stock acquired on the exercise of an option shall be counted against the limit and shall not thereafter be available for Plan Awards, except that such shares shall be available for Plan Awards to persons who are not Insiders.

In the event of any change (through recapitalization, merger, stock dividend or otherwise) in the character or amount of Common Stock subject to the Plan appropriate adjustment will be made to the number or kind of shares which may be acquired under the Plan (and to the exercise price of any outstanding Plan
Awards).

Eligibility and Participation

Plan Awards may be granted to management (including directors) and other key employees who are employed by, and consultants to, the Company or a parent or subsidiary of the Company. Nothing contained in the Plan or any agreement under the Plan will confer on a Participant, or any person claiming rights by or through a Participant, any rights as a stockholder of the Company unless and until certificates for shares of Common Stock are issued to any such individual.

Awards under the Plan

The Plan permits the granting of any or all of the following type of awards:
(i) stock options, including incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs");
and (iii) restricted stock. Generally, awards are granted under the Plan for no consideration other than prior and future services. Awards granted under the Plan, in the discretion of the Committee, may be granted alone or in addition to, in tandem with or in substitution for, any other award under the Plan.

Stock Options and SARS. The Board of Directors or a committee of the Board designated for such purpose (the "Committee") is authorized to grant to Participants (i) stock options, including ISOs and NQSOs, which entitle the Participant to purchase shares of Common Stock, and (ii) SARs, which entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The purchase price per share of Common Stock subject to a stock option and the grant price of an SAR is determined by the Committee but may not be less than the fair market value of the underlying Common Stock on the date of grant. The term of each stock option or SAR is fixed by the Committee, except that no stock option may be exercised after 10 years from the date of grant and, in the case of an ISO granted to a 10% or more stockholder, such ISO may not be exercised more than five years from the date of grant. The term of any SAR granted in tandem with any stock option is generally limited to the term of the related stock option. Stock options and SARs are exercisable in whole or in part at such time or times as determined by the Committee. Stock options may be exercised by payment of the purchase price by the Participant in cash, stock, other outstanding awards held by the Participant, or as the Committee determines. Payment by the Company of a Participant's rights under an SAR may be made in cash, shares of Common Stock or other property, or any combination thereof, as the Committee determines.


Restricted Stock. The Committee may award shares of restricted stock under the Plan consisting of shares which may not be disposed of by Participants until certain restrictions established by the Committee lapse. Generally, such restrictions will prohibit the transfer of the shares for a period of not less than one year if the grant is conditioned upon achievement of performance objectives and three years in other cases. A Participant receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends unless the Committee otherwise determines. Upon termination of employment during the restriction period, restricted stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee.

Limitations on Awards

Awards granted under the Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution. Each award is exercisable during the Participant's lifetime only by the Participant or, if permitted under applicable laws, by the Participant's guardian or legal representative.

Administration of the Plan

The Plan is administered by the Committee. The Committee is authorized to designate Participants, determine the types and number of awards to be granted, set the terms, conditions and provisions of awards, cancel or suspend awards, prescribe forms of award agreements, interpret the Plan, establish, amend and rescind rules and regulations relating to the Plan and make all other determinations which may be necessary or advisable for the administration of the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on Participants and any persons claiming any right under the Plan from or through Participants.

Amendment and Termination of the Plan

The Plan may be amended, altered, suspended, discontinued or terminated by the Board without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of the American Stock Exchange (or other stock exchange or automated quotation system on which the Common Stock is then listed or quoted). Subject to the terms of the Plan, no amendment or termination of the Plan may materially and adversely affect the right of a Participant under any award granted under the Plan. Unless earlier terminated by the Board, the Plan will terminate when no shares remain reserved and available for issuance, and the Company has no further obligation with respect to any award granted under the Plan. In the event of a change of control of the Company as defined in the Plan, outstanding awards under the Plan, regardless of any limitations or restrictions, generally will become fully exercisable and freed of all restrictions.


Federal Income Tax Effects

The Company believes that under current law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan.

The grant of a stock option or an SAR will create no tax consequences for the Participant or the Company. A Participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising a NQSO or SAR, the Participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the underlying Common Stock on the date of exercise, and the Company will be entitled to a deduction for the amount recognized as ordinary income by the Participant. The treatment to a Participant of the disposition of shares acquired upon the exercise of a stock option or SAR depends on how long the shares have been held after the acquisition and on whether such shares are acquired by exercising an ISO or by exercising a NQSO. In the case of ISOs, any sale or exchange of shares acquired more than two years after the date of grant of the ISO and more than one year after the date of exercise of the ISO will be treated as long-term gain or loss.

With respect to the settlement of SARs in cash or in Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk or forfeiture, the Participant must generally recognize ordinary income equal to the cash or fair market value of the shares or other property received, and the Company is entitled to a deduction in a corresponding amount.

With respect to restricted stock awards, the Participant will generally not have a taxable event at the time the restricted stock is awarded but will recognize ordinary income equal to the fair market value of the shares or other property received at the time the shares or other property become either transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company will be entitled to a deduction for the same amount. In certain circumstances, a Participant may elect to be taxed at the time of receipt of a restricted stock award rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture.

